Exhibit 10.1.1

EXECUTION COPY

EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of March 28, 2013 and is effective as of the Amendment Effective Date (as defined in Section 8), by and among SYNTA PHARMACEUTICALS CORP., a Delaware corporation (“Borrower”), SYNTA SECURITIES CORP., a Massachusetts corporation (“Guarantor”; together with the Borrower, each a “Loan Party” and, collectively, the “Loan Parties”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, acting in its capacity as agent (“Agent”) for the lenders under the Loan Agreement (as defined below) (“Lenders”), and the Lenders.

W I T N E S S E T H:

WHEREAS, the Loan Parties, Lenders and Agent are parties to that certain Loan and Security Agreement, dated as of September 30, 2010 (as amended prior to the date hereof, the “Existing Loan Agreement”, and as amended hereby and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein have the meanings given to them in the Loan Agreement except as otherwise expressly defined herein), pursuant to which Lenders have made to the Borrower a term loan in the original principal amount of $15,000,000, the outstanding principal balance of which is $9,600,000 as of the date hereof; and

WHEREAS, Borrower has requested that the Lenders make an additional term loan in the amount of $12,900,000 (the “Additional Term Loan”) and amend certain provisions of the Loan Agreement in connection therewith; and Agent and Lenders are willing to provide the Additional Term Loan and amend the Existing Loan Agreement in accordance with, and subject to, the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Loan Parties, Lenders and Agent hereby agree as follows:

1.                                      Acknowledgment of Obligations.  Borrower hereby acknowledges, confirms and agrees that all Term Loans made prior to the date hereof, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges owing by Borrower to Agent and Lenders under the Loan Agreement and the other Debt Documents, are unconditionally owing by Borrower to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally.

2.                                      Amendments to Loan Agreement.  Subject to the terms and conditions of this Amendment, including, without limitation, the conditions precedent to effectiveness set forth in Section 8 below, the Loan Agreement is hereby amended as follows:

(a)                                 Section 2.2 of the Loan Agreement is hereby amended by deleting subsections (a) and (b) in their entirety and substituting in lieu thereof the following:

(a)                                 Commitment. (i)  The Lenders made a term loan to Borrower on the Closing Date (as defined below) in the original aggregate principal amount of $15,000,000, the outstanding principal balance of which is $9,600,000 (the “Existing Term Loan”).

(ii) Additional Term Loan. Subject to the terms and conditions hereof, each Lender, severally, but not jointly, agrees to make an additional term loan (the “Additional Term Loan”, and together with the Existing Term Loan, the “Term Loan”) to Borrower on March 28, 2013 (the “Eighth Amendment Effective Date”) in an aggregate principal amount not to exceed such Lender’s additional term loan commitment as identified on Schedule A hereto. The total Term Loan commitment of each Lender shown on Schedule A hereto, as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, shall be its “Commitment”, and the aggregate of all such commitments, the “Commitments”. Notwithstanding the foregoing, the aggregate principal amount of the Term Loan, after giving effect to the funding of the Additional Term Loan, shall not exceed $22,500,000 (the “Total Commitment”). Each Lender’s obligation to fund the Additional Term Loan shall be limited to such Lender’s portion of the Additional Term Loan shown on Schedule A.  Prior to funding of the Additional Term Loan, all references in this Agreement to “Commitments” shall mean the aggregate outstanding principal amount of the Existing Term Loan, and after funding of the Additional Term Loan all references in this Agreement to the Commitments shall mean the aggregate outstanding principal amount of the Term Loan.

(b)                                 Funding of Additional Term Loan. Upon the terms and subject to the conditions set forth herein, each Lender, severally and not jointly, shall make available to Agent its portion of the requested Additional Term Loan shown on Schedule A, in lawful money of the United States of America in immediately available funds, to the Collection Account (as defined below) prior to 11:00 a.m. (New York time) on the Eighth Amendment Effective Date. Agent shall, unless it shall have determined that one of the conditions set forth in Sections 4.1 and 4.2 have not been satisfied, by 4:00 p.m. (New York time) on the Eighth Amendment Effective Date, credit the amounts received by it in like funds to Borrower by wire transfer to, unless otherwise specified in a Disbursement Letter (as defined below), the following deposit account of Borrower (or such other deposit account as specified in writing by an authorized officer of Borrower and acceptable to Agent):

Bank Name:	State Street Bank & Trust Company
Account Name:	Synta Pharmaceuticals Corp.

(b)                                 Section 2.3 of the Existing Loan Agreement is hereby amended by deleting the first sentence of subsection (a) in its entirety and substituting in lieu thereof the following:

The Existing Term Loan shall accrue interest in arrears from the Closing Date up to but excluding the Eighth Amendment Effective Date, and the Term Loan shall thereafter accrue interest in arrears from, and including, the Eighth Amendment Effective Date until the Term Loan is fully repaid, in each case, at a fixed per annum rate of interest equal to 9.75%.

(c)                              Section 2.3 of the Existing Loan Agreement is hereby amended by deleting subsection (b) in its entirety and substituting in lieu thereof the following:

(b)                                 Payments of Principal and Interest.

(i)                                     Interest Payments.  Borrower shall pay interest on the Term Loan to the Agent, for the ratable benefit of Lenders, in arrears on the first day of each calendar month (each, a “Scheduled Payment Date”) at the rate of interest determined in accordance with Section 2.3(a), commencing on April 1, 2013.

(ii)                                  Principal Payments.  The Borrower shall repay principal on the Term Loan to the Agent, for the ratable benefit of the Lenders, in thirty (30) equal consecutive monthly installments of $750,000 on each Scheduled Payment Date, commencing on January 1, 2014.

(iii)                               Payments Generally.  Notwithstanding the foregoing provisions of this Section 2.3(b), all unpaid principal and accrued interest with respect to the Term Loan is due and payable in full to Agent, for the ratable benefit of Lenders, on the earlier of (A) June 1, 2016 or (B) the date that the Term Loan otherwise becomes due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise (the earlier of (A) or (B), the “Term Loan Maturity Date”).  Each scheduled payment of interest or principal hereunder is referred to herein as a “Scheduled Payment.”  Without limiting the foregoing, all Obligations shall be due and payable on the Term Loan Maturity Date.

(d)                                 Section 2.4 of the Existing Loan Agreement is hereby amended by deleting each reference to the “Third Amendment Effective Date” therein and substituting in lieu thereof the phrase “Eighth Amendment Effective Date”.

(e)                                  Section 2.7 of the Existing Loan Agreement is hereby amended by deleting subsection (c) in its entirety and substituting in lieu thereof the following:

(c)                                  Final Payment Fee.  On the date upon which the outstanding principal amount of the Term Loan is repaid in full, or if earlier, is required to be repaid in full (whether by scheduled payment, voluntary prepayment, acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, a non-refundable fee (the “Final Payment Fee”) equal to 3.5% of the principal amount of the Term Loan (i.e. $787,500), which Final Payment Fee shall be deemed to be fully-earned on the Eighth Amendment Effective Date, and which Final Payment Fee shall not be reduced by the Accrued Existing Final Payment Fee paid pursuant to and defined in that certain Eighth Amendment to Loan and Security Agreement dated as of March 28, 2013, which Accrued Existing Final Payment Fee shall be deemed to be fully-earned on the Eighth Amendment Effective Date.  If for any reason the Term Loan is prepaid in part prior to its scheduled maturity date (which for the avoidance of doubt shall not be permitted under this Agreement), (i) Borrower shall pay on the date of any such partial prepayment a fee equal to 3.5% of the principal amount of the Term Loan so prepaid, and (ii) the Final Payment Fee due and payable on the date the Term Loan is repaid in full or required to be repaid in full shall be reduced by the aggregate amount of any such payments described in the foregoing clause (i).

(f)                                   Section 3.4(a) of the Existing Loan Agreement is hereby amended by deleting the phrase “negative nine (-9)” therein and replacing such phrase with “negative seven (-7)”.

(g)                                  Section 4.1 of the Existing Loan Agreement is hereby amended by deleting the phrase “Term Loan” in the first paragraph thereof and replacing such phrase with “Existing Term Loan”.

(h)                                 Subsection (l) of Section 4.1 of the Existing Loan Agreement is hereby amended by replacing such subsection in its entirety with the following:

(l)                                     one or more completed perfection certificates from each Loan Party, duly executed by such Loan Party (each and collectively with the perfection certificates delivered on July 1, 2011 and on the Eighth Amendment Effective Date, the “Perfection Certificate”), a form of which Agent previously delivered to Borrower;

(i)                                     Article 4 of the Existing Loan Agreement is hereby amended by adding the following as Section 4.3 thereto:

4.3       Conditions Precedent to Additional Term Loan.                    No Lender shall be obligated to make its Pro Rata Share of the Additional Term Loan, or to take, fulfill, or perform any other action hereunder, until (i) the following have been delivered to Agent:

(a)                                 a counterpart of the Eighth Amendment to Loan and Security Agreement duly executed by each Loan Party, each Lender and Agent;

(b)                                 each of the items listed in Section 4.1(i) and Section 4.1(m) (to the extent not delivered on or prior to the Eighth Amendment Effective Date), and Section 4.1(l) (updated to reflect facts as of the Eighth Amendment Effective Date);

(c)                                  a certificate of good standing of each Loan Party from the jurisdiction of such Loan Party’s organization and a certificate of foreign qualification from each jurisdiction where such Loan Party’s failure to be so qualified could reasonably be expected to have a Material Adverse Effect, in each case as of a recent date acceptable to Agent;

(d)                                 a certificate duly executed by the Secretary of Borrower meeting the requirements of Section 4.1(b);

(e)                                  current UCC lien, judgment, bankruptcy and tax lien search results demonstrating that there are no other Liens on the Collateral, other than Liens in favor of Agent, on behalf of itself and Lenders, and Permitted Liens;

(f)                                   a disbursement instruction letter, in form and substance satisfactory to Agent and the Lenders, duly executed by each Loan Party, Agent and each Lender (the “Second Disbursement Letter”);

(g)                                  a legal opinion of Loan Parties’ counsel, in form and substance satisfactory to Agent;

(h)                                 all other documents and instruments as Agent or any Lender may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement;

(i)                                     amended and restated Notes duly executed by Borrower in favor of each applicable Lender (if requested by such Lender);

(j)                                    a revised IP Security Agreement, in form and substance satisfactory to Agent, executed by each Loan Party and Agent, to be held in escrow in accordance with Section 3.4 of the Loan Agreement; and

(k)                                 all other documents and instruments as Agent or the Lenders may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement;

(ii) Agent and Lenders shall have received the fees required to be paid by Borrower, and Borrower shall have reimbursed Agent and Lenders for all fees, costs and expenses presented as of the Eighth Amendment Effective Date; and

(iii) (a) all representations and warranties in Section 5 below shall be true and correct in all material respects on and as of the Eighth Amendment Effective Date, except to the extent such representations or warranties (x) contain materiality qualifiers, in which case such representations and warranties are true in correct in all respects, or (y) expressly relate to an earlier date, in which case such representations and warranties were true and correct in all respects on and as of such earlier date.; (b) no Default or Event of Default has occurred and is continuing, or would result from the making of the Additional Term Loan; and (c) Agent shall have received a certificate from an authorized officer of Borrower confirming each of the foregoing.

(j)                                    Sections 5.3, 5.6, and 5.9 of the Existing Loan Agreement are hereby amended by deleting each instance of the phrase “Closing Date” in such Section and replacing such phrase with “Eighth Amendment Effective Date”.

(k)                                 The Existing Loan Agreement is amended by replacing Schedule A (Commitments) to the Loan Agreement in its entirety with Schedule I to this Amendment.

(l)                                     The Loan Agreement is amended by replacing Schedule B (Disclosures) to the Loan Agreement in its entirety with Schedule II to this Amendment.

(m)                             The term “Debt Documents” (as defined in the Existing Loan Agreement) is hereby amended to include this Amendment and the other documents executed in connection therewith, including without limitation, the Second Disbursement Letter.

3.                                      No Other Consents or Amendments.  Except for the amendments set forth and referred to in Section 2 above, the Loan Agreement and the other Debt Documents shall remain unchanged and in full force and effect.  Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of Borrower’s or Guarantor’s Obligations or to modify, affect or impair the perfection or continuity of Agent’s security interests in, security titles to or other liens, for the benefit of itself and the Lenders, on any Collateral for the Obligations.

4.                                      Representations and Warranties.  To induce Agent and Lenders to enter into this Amendment, each Loan Party does hereby warrant, represent and covenant to Agent and Lenders that after giving effect to this Amendment (a) each representation or warranty of the Loan Parties set forth in the Loan Agreement is hereby restated and reaffirmed as true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof as if such representation or warranty were made on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a prior specific date or period), (b) no Default or Event of Default has occurred and is continuing as of the date hereof and (c) each Loan Party has the power and is duly authorized to enter into, deliver and perform this Amendment and this Amendment is the legal, valid and binding obligation of each Loan Party enforceable against each Loan Party in accordance with its terms.

5.                                      Accrued Existing Final Payment Fee. Notwithstanding anything to the contrary in the Existing Loan Agreement, and in consideration for Agent and Lenders’ agreement to enter into this Amendment and to extend the Additional Term Loan (on the terms and conditions herein), the Borrower agrees to pay an amount equal to $414,302.33 (the “Accrued Existing Final Payment Fee”) (of which, for the avoidance of doubt, $276,201.55 shall be for the account of GECC as a Lender, and $138,100.78 shall be for the account of MidCap Funding III, LLC as a Lender), for benefit of the Lenders under the Existing Loan Agreement, on a pro rata basis in accordance with the percentages held by such Lenders of the Existing Term Loan (as defined in the Loan Agreement), which Accrued Existing Final Payment Fee shall be fully earned and non-refundable, and which fee represents a portion of the Final Payment Fee under the Loan Agreement prior to giving effect to this Amendment (which, for the avoidance of doubt, shall not offset or reduce in any way the Final Payment Fee set forth in Section 2.7(c) of the Loan Agreement).

6.                                      Amendment Fee.  On the Eighth Amendment Effective Date, Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares after giving effect to this Amendment, a non-refundable amendment fee (the “Amendment Fee”) in an amount equal to $17,000.00 (of which, for the avoidance of doubt, $9,444.44 shall be for the account of GECC as a Lender, and $7,555.56 shall be for the account of MidCap Funding III, LLC as a Lender), which fee shall be fully earned when paid.

7.                                      Post-Closing Covenant.  On or before April 4, 2012, or such later date as agreed to in writing by Agent, Borrower shall deliver to Agent a copy of a filed UCC-3 Financing Statement Amendment, which shall be in form and substance reasonably satisfactory to Agent, in respect of the UCC-1 Financing Statement File Number 20124770634, dated 12/10/2012, in favor of Konica Minolta Business Solutions USA, Inc. as Secured Party.

8.                                      Conditions Precedent to Effectiveness of this Amendment.  This Amendment shall become effective as of the date (the “Amendment Effective Date”) of satisfaction of the following conditions:

(a)                                 Agent shall notify Borrower in writing that Agent has received one or more counterparts of this Amendment duly executed and delivered by the Loan Parties, Agent and Lenders, in form and substance satisfactory to Agent and Lenders;

(b)                                 Both before and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing;

(c)                                  Agent shall have received the Accrued Existing Final Payment Fee and the Amendment Fee in immediately available funds; and

(d)                                 Agent shall have received each of the documents required to be delivered pursuant to Section 4.3 of the Loan Agreement and all other documents and instruments as Agent or any Lender may reasonably deem necessary or appropriate to effectuate the intent or purpose of this Amendment.

8.                                      Release.

(a)                                 In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively, as the “Releasees” and individually, as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Loan Party or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the Amendment Effective Date, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement or any of the other Debt Documents or transactions thereunder or related thereto.

(b)                                 Each Loan Party understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)                                  Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

9.                                      Covenant Not To Sue.  Each Loan Party, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Loan Parties pursuant to Section 8 above.  If any Loan Party or any of its respective successors, assigns or other legal representatives violates the foregoing covenant, each Loan Party, for itself and its successors, assigns and legal representatives, jointly and severally agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

10.                               Security Interest and Obligations. Borrower confirms that its pledges, grants of security interests or other similar rights or obligations, as applicable, under each of the Debt Documents to which it is party remain in full force and effect.  Without limiting the generality of the foregoing, the Borrower further agrees (A) that any reference to “Obligations”, contained in any Debt Document shall include, without limitation, the “Obligations” as such term is defined in the Loan Agreement as amended on the date hereof and (B) that the related pledges and grants of security contained in Debt Documents shall include and extend to such Obligations.  Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to Agent and the Lenders under the Loan Agreement and the other Debt Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Loan Agreement and the other Debt Documents.

11.                               Loan Agreement References; Definitions. Each reference, whether direct or indirect, in each Debt Document to the “Loan Agreement” shall mean and be a reference to the Loan Agreement as amended by this Amendment (and as may be further amended, amended and restated, modified or supplemented and in effect from time to time).  The definition of any term defined in any Debt Document by reference to the terms defined in the Loan Agreement shall be amended to be defined by reference to the defined term in the Loan Agreement as amended by this Amendment (and as may be further amended, amended and restated, modified or supplemented and in effect from time to time).

12.                               Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Amendment with its counsel.

13.                               Severability of Provisions.  In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

14.                               Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

15.                               GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

16.                               Entire Agreement.  The Loan Agreement as and when amended through this Amendment embodies the entire agreement between the parties hereto relating to the subject matter thereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

17.                               No Strict Construction, Etc.  The parties hereto have participated jointly in the negotiation and drafting of this Amendment.  In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment.  Time is of the essence for this Amendment.

18.                               Costs and Expenses.  Loan Parties absolutely and unconditionally agree, jointly and severally, to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and the Lenders that are Lenders on the Closing Date in connection with the preparation, negotiation, execution and delivery of this Amendment and any other Debt Documents or other agreements prepared, negotiated, executed or delivered in connection with this Amendment or transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to Loan and Security Agreement to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWER:

SYNTA PHARMACEUTICALS CORP.

By:	/s/ Keith Ehrlich
Name:	Keith Ehrlich
Title:	CFO

GUARANTOR:

SYNTA SECURITIES CORP.

By:	/s/ Keith Ehrlich
Name:	Keith Ehrlich
Title:	Director

EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Alan M. Silbert
Name:	Alan M. Silbert
Title:	Its Duly Authorized Signatory

EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

LENDER:

MIDCAP FUNDING III, LLC

By:	/s/ Robert Goodridge
Name:	Robert Goodridge
Title:	Authorized Signatory

EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

SCHEDULE I

SCHEDULE A

COMMITMENTS

Name of Lender	Additional Commitment of such Lender	Total Commitment of such Lender	Pro Rata Share
General Electric Capital Corporation	$6,100,000	$12,500,000	55.56%
MidCap Funding III, LLC	$6,800,000	$10,000,000	44.44%

TOTAL	$12,900,000	$22,500,000	100%